Exhibit 99.1

Company Contact:
Mr. Michael Lin
Vice President, Investor Relations
China Interactive Education, Inc.
Tel: +1-949-743-0868
Email: ir@menq.com.cn

FOR IMMEDIATE RELEASE

China Interactive Education Reports Financial Results for the Second Quarter 2010

ZHONGSHAN CITY, China, August 20, 2010 – China Interactive Education, Inc., (OTCQB: CIVN) (“China Interactive Education” or the “Company”), a pioneer in interactive teaching and learning solutions in China, today announced the Company’s unaudited financial results for the second quarter of 2010.

Second Quarter 2010 Financial Highlights

  Revenues increased 221% quarter over quarter to $11.4 million

  Gross profit increased 26% quarter over quarter to $3.2 million, representing a 28% gross margin

  Operating income increased 24% quarter over quarter to $2.5 million, with a 22% operating profit margin

  Net income increased 28% to $2.2 million, or $0.03 earnings per basic and diluted share

Six months 2010 Financial Highlights

  Revenues increased 123% period over period to $14.9 million

  Gross profit decreased 3% period over period to $4.4 million, representing a 29% gross margin

  Operating income decreased 60% period over period to $1.5 million, with a 10% operating profit margin

  Net income decreased 63% to $1.1 million, or $0.02 earnings per basic and diluted share

“During the quarter, we were successful in introducing the Interactive Classroom Solutions products (ICSPs) to our target customers and have created a strong demand for our products. We believe that this result was derived from a competitive product strengthened by our investment in marketing commencing in the first quarter,” commented Mr. Ruofei Chen, CEO of China Interactive Education. “We have recorded significant revenue growth comparable to the same quarter of last year due to the successful acceptance of our ICSPs. During the quarter, we have received multiple orders with revenues to be recognized in the second half of the year. During the second quarter, we were also successful in distributing our Education Learning products (“ELPs”) to additional retail stores which we expect will begin to contribute to our revenue inthe 2010 third quarter. We continue to see a healthy pipeline of opportunities in both of the ICSPs and ELPs market segments and we plan to continue aggressively expanding our market presence to other geographic regions.”

Mr. Chen further remarked, "With new orders received and in the process of being delivered in the second half of the year, we remain confident that we can achieve our 2010 guidance of $90 - $106 million in revenue and net income range of $17 - $20 million.”

Second Quarter 2010 Financial Results

Revenue. Our sales revenue increased to $11.36 million in the three months ended June 30, 2010, from $3.54 million for the same period in 2009, representing a 221% increase. During the 2010 period, we changed our principal business from the provision of licensing of patent and related technology development services, or PLFs, to the sale of ELPs and ICSPs under our own “Five Best Students” brand. The increase in revenue reflects acceptance of this change by our customers.

Cost of Sales. Our cost of sales increased by $7.18 million, or 707%, to $8.2 million in the three months ended June 30, 2010, from $1.02 million for the same period in 2009. The cost of sales per sales ratio changed from 29% to 72% for the three months ended June 30, 2009 and 2010, respectively. The increment in cost of sales represents the difference in cost structure in providing licensing revenue and product revenue, in connection with our change from providing PLFs to providing ELPs and ICSPs during the 2010 period.

Gross Profit and Gross Margin. Our gross profit increased by $0.65 million, or 26%, to $3.17 million in the three months ended June 30, 2010, from $2.52 million for the same period in 2009. Gross profit as a percentage of net revenue was 28% and 71% for the three months ended June 30, 2010 and 2009, respectively. The decrease in gross profit percentage represents the different gross margin in providing licensing revenue in the 2009 period and product revenue in the 2010 period.

Selling Expenses. In the three months ended June 30, 2010, our selling and promotion expenses increased by $0.27 million, to $0.29 million, from $0.02 million for the same period in 2009. During the 2010 period, we incurred expense on a marketing campaign regarding its change in business and in the build up of our own “Five Best Students” brand. The cost of advertisement and consultancy fee related to brand building in the second quarter of 2010 totaled approximately $0.29 million.

General and Administrative Expenses. In the three months ended June 30, 2010, our general and administrative expenses increased by $0.21 million, to $0.3 million, from $0.09 million for the same period in 2009. The increase was because MenQ China's factory in Zhongshan commenced operations in May 2009.

Research and Development Expenses. In the three months ended June 30, 2010, our research and development expenses decreased by $0.32 million, to $0.07 million, from $0.39 million for the same period in 2009. The decrease was because the Company devoted resources in 2009 to develop the education programs. Fewer resources were required in the 2010 period to further develop these programs.

Income Before Income Taxes. Our income before income taxes increased by $0.48 million, or 24%, to $2.5 million in the three months ended June 30, 2010, from $2.02 million for the same period in 2009, primarily due to the increase in sales and gross profit which was partially offset by the increase in marketing expenses during the 2010 period.

Net Income. In the three months ended June 30, 2010, we generated a net income of $2.17 million, an increase of $0.48 million, or 28%, from $1.69 million for the same period in 2009, as a result of the factors described above.

Six Months 2010 Financial Results

Revenue. During the six-month period ended June 30, 2010, we had revenue from sales of our ELPs and ICSPs of $14.94 million as compared to net sales of $6.7 million during the six-month period ended June 30, 2009, an increase of 123%. This increase is mainly attributable to a change of our principal business from provision of PLFs to providing ELPs and ICSPs under our own “Five Best Students” brand. The increase in revenue reflects acceptance of this change by our customers.

Cost of Sales. Cost of sales, consisting of raw materials, direct labor and manufacturing overhead, was $10.56 million for the six-month period ended June 30, 2010, as compared to $2.2 million for the same period of 2009, an increase of 379%. The increase in cost of sales is in line with the increase in sales and also represents the difference in cost structure in providing licensing revenue and product revenue, in connection with our change from providing PLFs to providing ELPs and ICSPs during the 2010 period.

Gross Profit and Gross Margin. Our gross profit decreased by $0.12 million, or 3%, to $4.38 million in the six months ended June 30, 2010, from $4.49 million for the same period in 2009. Gross profit as a percentage of net revenue was 29% and 67% for the six months ended June 30, 2010 and 2009, respectively. The decrease in gross profit represents the different gross margin in providing licensing revenue in the 2009 period and product revenue in the 2010 period.

Selling Expenses. In the six months ended June 30, 2010, our selling and promotion expenses increased by $2.24 million, to $2.3 million, from $0.06 million for the same period in 2009. During the 2010 period, we incurred expense on a marketing campaign regarding our change in business and on a build up of our own “Five Best Students” brand. The cost of advertisement and the consultancy fee related to brand building in the second quarter of 2010 totaled approximately $1.5 million. This was offset by an allowance for doubtful accounts receivable of $0.7 million that was recorded in the period based on management review of collectability of accounts receivable.

General and Administrative Expenses. In the six months ended June 30, 2010, our general and administrative expenses increased by $0.36 million to $0.54 million, from $0.18 million for the same period in 2009. The increase was because MenQ China’s factory in Zhongshan commenced operations in May 2009.

Research and Development Expenses. In the six months ended June 30, 2010, our research and development expenses decreased by $0.53 million, to $0.07 million, from $0.6 million for the same period in 2009. The decrease was because the Company devoted resources in 2009 to develop the education programs. Fewer resources were required in the 2010 period to further develop these programs.

Income Before Income Taxes. Our income before income taxes decreased by $2.19 million, or 60%, to $1.46 million in the six months ended June 30, 2010, from $3.65 million for the same period in 2009, primarily due to the increase in selling expense.

Net Income. In the six months ended June 30, 2010, we generated a net income of $1.13 million, a decrease of $1.91 million, or 63%, from $3.04 million for the same period in 2009, as a result of the factors described above.

SEGMENT DATA

The following table sets out the analysis of the Company’s revenue by products and services.

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from external customers:
Interactive classroom solutions products	$7,859,789	$-	$7,859,789	$-
Electronic learning products	3,505,195	-	7,078,184	-
Licensing of patent and related
technology development services	-	3,423,155	-	6,300,457
Other electronic products	-	111,909	-	397,011

Total	$11,364,984	$3,535,064	$14,937,973	$6,697,468

About China Interactive Education

China Interactive Education, Inc., headquartered in Zhongshan, China, is a pioneer in providing interactive teaching and learning solutions to China’s educational institutions, professional training schools, and individuals. The Company’s proprietary educational materials, co-developed with one of China’s leading universities and groups of educational professionals, are embedded in its self-developed interactive hardware and software solutions. China Interactive Education sells its interactive classroom solutions (ICS) directly to educational institutions, as well as through area distributors, and its electronic learning products (ELPs) are sold under its own “Five-Best Student” consumer brand as well as other licensed brands through retail points of sale throughout China. To learn more about the Company, please visit www.menq.com.cn.

Safe Harbor Statement

This press release may contain certain 'forward-looking statements' relating to the business of China Interactive Education, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are forward-looking statements, including statements regarding: the ability of the Company to fulfill its obligations under its ICS and ELP contracts and realize revenues in the second half of the year and meet its fiscal year 2010 guidance; the general ability of the Company to achieve its commercial objectives, including the expansion of its market presence to other geographic regions; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

--FINANCIAL TABLES FOLLOW--

CHINA INTERACTIVE EDUCATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

ASSETS
	June 30,	December
	2010	31, 2009
	(Unaudited)
Current assets
Cash and cash equivalents	$320,496	$351,544
Accounts receivable, net of allowance of $720,112 and $nil as of June 30, 2010 and December 31, 2009 respectively	14,200,857	11,006,809
Inventories	3,880,367	1,152,365
Deposits, prepayments and other receivables	343,642	656,236
Total current assets	18,745,362	13,166,954
Property, plant and equipment , net	427,633	402,897
Intangible assets, net	477,769	581,604
Total assets	$19,650,764	$14,151,455

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts and notes payable	$6,017,316	$4,687,232
Other payables and accrued expenses	395,280	160,449
Advances from customers	672,768	255,852
Value added and other taxes payable	4,059,947	1,737,623
Income tax payable	959,418	742,937
Due to related parties	1,162,939	1,357,954
Total current liabilities	13,267,668	8,942,047
Total liabilities	13,267,668	8,942,047

Commitments and Contingencies

Shareholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	--	--
Common stock, $0.001 par value, 200,000,000 shares authorized, 65,000,000 shares issued and outstanding	65,000	65,000
Additional paid-in capital	1,128,000	1,128,000
Statutory reserves	87,884	87,884
Retained earnings	4,672,383	3,540,507
Accumulated other comprehensive income	429,829	388,017
Total shareholders' equity	6,383,096	5,209,408
Total liabilities and shareholders' equity	$19,650,764	$14,151,455

CHINA INTERACTIVE EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)
(AMOUNTS EXPRESSED IN US DOLLARS)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$11,364,984	$3,535,064	$14,937,973	$6,697,468

Cost of sales	(8,197,087)	(1,016,281)	(10,562,739)	(2,204,541)

Gross profit	3,167,897	2,518,783	4,375,234	4,492,927
Operating expenses :
Selling expenses	(289,459)	(17,232)	(2,297,360)	(56,131)
General and administrative expenses	(304,189)	(89,902)	(544,566)	(181,512)
Research and development expenses	(73,451)	(394,275)	(73,451)	(602,848)

	(667,099)	(501,409)	(2,915,377)	(840,491)

Income from operation	2,500,798	2,017,374	1,459,857	3,652,436
Bank interest income	30	10	88	196

Income before provision for income tax	2,500,828	2,017,384	1,459,945	3,652,632
Provision for income taxes	(328,069)	(323,730)	(328,069)	(611,460)

Net income	2,172,759	1,693,654	1,131,876	3,041,172
Other comprehensive income :
Foreign currency translation adjustment	(101,298)	(382,432)	41,812	(216,193)

Total comprehensive income	$2,071,461	$1,311,222	$1,173,688	$2,824,979

Weighted average number of shares :
- Basic and diluted	65,000,000	60,400,000	65,000,000	60,400,000
Earnings per common share
- Basic and diluted	$0.03	$0.03	$0.02	$0.05

CHINA INTERACTIVE EDUCATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(AMOUNTS EXPRESSED IN US DOLLARS)

	Six months ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$1,131,876	$3,041,172
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of property, plant and equipment	48,994	611
Amortization of intangible assets	110,165	109,840
Allowance for doubtful debts	718,145	--
(Increase) decrease in assets :
Accounts receivable	(3,817,185)	129,198
Inventories	(2,713,928)	(217,933)
Deposits, prepayments and other receivables	315,312	(302,675)
Increase (decrease) in liabilities :
Accounts and notes payable	1,300,188	212,971
Other payables and accrued expenses	233,670	97,388
Advance from customers	415,447	282,944
Value added and other taxes payable	2,305,870	2,550
Income tax payable	211,525	(20,433)
Net cash provided by operating activities	260,079	3,335,633

Cash flows from investing activities :
Purchase of property, plant and equipment	(71,411)	(176,240)
Purchase of intangible assets	(3,232)	-
Advance to related company	-	(163,809)
Net cash used in investing activities	(74,643)	(340,049)

Cash flows from financing activities:
Advance from related parties	842,824	-
Repayment to related parties	(1,044,477)	(3,005,749)
Net cash used in financing activities	(201,653)	(3,005,749)

Effect of foreign currency translation	(14,831)	(226)
Net decrease in cash and cash equivalents	(31,048)	(10,391)
Cash and cash equivalents, beginning of period	351,544	440,000
Cash and cash equivalents, end of period	$320,496	$429,609
Supplemental disclosure information
Income taxes paid	$116,546	$-